Exhibit 4.1

congatec Holding AG	WKN A1610N
ISIN DE000A1610N5
mit Sitz in München
Ordnungs-Nr. 001

Globalurkunde

über bis zu [•] auf den Namen der Citigroup Global Markets Deutschland AG, Frankfurt am Main, lautende Stammaktien der congatec Holding AG mit Sitz in München in Form von Stückaktien

Aktiennummern 1 bis [•]

Die Anzahl der in dieser Globalurkunde verbrieften und begebenen Aktien ergibt sich aus der aktuellen virtuellen Depotdokumentation der Clearstream Banking AG, Frankfurt am Main.

Diese Globalurkunde ist ausschließlich zur Verwahrung bei der Clearstream Banking AG, Frankfurt am Main, bestimmt.

Zu dieser Globalurkunde wurde kein Globalgewinnanteilschein ausgefertigt.

Die in dieser Globalurkunde verbrieften Aktien sind ab dem 1. Januar 2015 gewinnberechtigt.

München, im November 2015

congatec Holding AG

Der Vorstand	Der Aufsichtsrat

Convenience Translation

Security Identification
congatec Holding AG	Number (WKN):
A1610NJ

ISIN: DE000A1610N5
with registered seat in Munich
Order number: 001
Global Share Certificate(1)

regarding up to [•] registered ordinary shares with no par value in the name of

Citigroup Global Markets Deutschland AG, Frankfurt am Main,

Share numbers: 1 through [•]

The number of shares which are evidenced and issued through this global share certificate results from the current virtual custody documentation of Clearstream Banking AG, Frankfurt am Main.

This global share certificate is made exclusively for custody by Clearstream Banking AG, Frankfurt am Main.

There is no global dividend coupon issued together with this global share certificate.

The shares which are evidenced by this global share certificate participate in the profits of the company starting from January 1, 2015.

Munich, in November 2015

congatec Holding AG

Member of the Management Board	Member of the Supervisory Board

(1)  This convenience translation into the English language is for information purposes only and is not a valid share certificate.